Exhibit 99.2

Ad hoc announcement pursuant to Art. 53 of the SIX Exchange regulation listing rules | 18 October 2022

Holcim Affirms Support for Lafarge SA Resolution with the U.S. Department of Justice Regarding Legacy Lafarge Operations in Syria

•	Financial penalty of $777.78 million and plea agreement resolve DOJ inquiry into Lafarge SA and its defunct Syria subsidiary

•	DOJ recognizes that the conduct did not involve Holcim in any way

•	DOJ notes Holcim has a strong compliance program in place and determines an independent compliance monitor is not needed

•	DOJ notes former Lafarge executives concealed conduct from Holcim before and after Holcim’s acquisition of Lafarge SA in 2015

Holcim supports the agreement reached by Lafarge SA with the U.S. Department of Justice (“DOJ”) to resolve the DOJ’s inquiry into Lafarge SA and its long-defunct subsidiary Lafarge Cement Syria (“LCS”) related to the legacy conduct of certain former executives during the Syrian civil war, before Holcim acquired Lafarge SA.

Under the terms of the resolution, Lafarge SA and LCS will pay a financial penalty of $777.78 million and have agreed to plead guilty to one count of conspiring to provide material support to designated foreign terrorist organizations in Syria between August 2013 and October 2014, by which time LCS had ceased operations in the country.

None of the conduct involved Holcim, which has never operated in Syria, or any Lafarge operations or employees in the United States, and it is in stark contrast with everything that Holcim stands for. The DOJ noted that former Lafarge SA and LCS executives involved in the conduct concealed it from Holcim before and after Holcim acquired Lafarge SA, as well as from external auditors.

When Holcim learned of the allegations from media reports in 2016, Holcim proactively and voluntarily conducted an extensive investigation, led by a major U.S. law firm and overseen by the Board of Directors. It publicly disclosed the principal investigative findings in 2017 and separated from former Lafarge SA and LCS executives who were involved in these events.

The DOJ noted that Holcim has effective compliance and risk management controls and functions in place to detect and prevent any similar potential conduct. As a result, the DOJ determined that the appointment of an independent compliance monitor is not necessary.

Holcim operates to the highest ethical standards in strict compliance with the laws of all its jurisdictions. Today’s resolution reaffirms Holcim’s commitment to conducting all its business with utmost integrity.

About Holcim

Holcim builds progress for people and the planet. As a global leader in innovative and sustainable building solutions, Holcim is enabling greener cities, smarter infrastructure and improving living standards around the world. With sustainability at the core of its strategy Holcim is becoming a net zero company, with its people and communities at the heart of its success. The company is driving circular construction as a world leader in recycling to build more with less. Holcim is 70,000 people around the world who are passionate about building progress for people and the planet through four business segments: Cement, Ready-Mix Concrete, Aggregates and Solutions & Products.

Learn more about Holcim on www.holcim.com, and by following us on LinkedIn and Twitter

Important disclaimer – forward-looking statements:

This document contains forward-looking statements. Such forward-looking statements do not constitute forecasts regarding results or any other performance indicator, but rather trends or targets, as the case may be, including with respect to plans, initiatives, events, products, solutions and services, their development and potential. Although Holcim believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions as at the time of publishing this document, investors are cautioned that these statements are not guarantees of future performance. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are difficult to predict and generally beyond the control of Holcim, including but not limited to the risks described in the Holcim's annual report available on its website (www.holcim.com) and uncertainties related to the market conditions and the implementation of our plans. Accordingly, we caution you against relying on forward-looking statements. Holcim does not undertake to provide updates of these forward-looking statements.

This document contains inside information within the meaning of the Market Abuse Regulation (EU) (No 596/2014).

Documents

•	Statement - English

•	Statement - German

•	Statement - French

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